Exhibit 99

News Release

For more information contact:

Leslie M. Muma, President and CEO

(262) 879-5000

For immediate release:

October 5, 2004

Fiserv’s Muma Announces Plan to Retire in June 2006

Brookfield, Wisconsin, October 5, 2004—Leslie M. Muma, President and Chief Executive Officer of Fiserv, Inc. (Nasdaq: FISV), announced today his plan to retire in June 2006.

“I have for some time been planning for a process for my retirement and succession, and I have kept the Fiserv Board of Directors informed throughout my decision process,” Muma said.

“I believe that with this announcement – tied to the creation of a Succession Committee of the Board – we have taken a path to effect a smooth transition to new leadership over the next 20 months,” Muma continued. “Both the Board and I have always believed that early disclosure was going to be an important part of the process. I believe firmly that we have an impressive group of strong leaders throughout our organization and I look forward to working with the Succession Committee in the selection process.”

Muma also announced that Norm Balthasar, Fiserv’s Senior Executive Vice President and Chief Operating Officer, has asked the Board to remove his name from consideration for the CEO position. Balthasar said he believes that, with his current plans for retiring in 2008, it would be in the best interest of the corporation to look for a candidate with a longer time horizon for the move to CEO.

“I look forward to working with Les and the Board’s Succession Committee in the selection of Fiserv’s next CEO,” Balthasar said. “I am committed to the future success of Fiserv, a company where I have spent more than 30 years, and I look forward to working with our new CEO.”

“It has been extremely rewarding to be a part of this company for more than 33 years,” Muma said. “I have seen Fiserv grow from a small, privately owned company of $21 million in

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Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000 Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com

News Release

revenue in 1984 – when Fiserv was founded by the merger of two bank processing organizations – into a publicly traded S&P 500 company with more than $3.5 billion in revenue, 15,000 clients and 22,000 employees. I am excited about leading the company during the next two years and I have every confidence that our leadership transfer will be seamless and that I will be able to watch with pride Fiserv’s continuing success and growth.”

Fiserv, Inc. (Nasdaq: FISV) provides information management systems and services to the financial industry, including transaction processing, outsourcing, business process outsourcing and software and systems solutions. The company serves more than 15,000 clients worldwide, including banks, broker-dealers, credit unions, financial planners/investment advisers, insurance companies and agents, self-funded employers, lenders and savings institutions. Headquartered in Brookfield, Wisconsin, Fiserv reported $2.7 billion in processing and services revenues for 2003. Fiserv can be found on the Internet at www.fiserv.com.

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Chuck Doherty

Corporate PR Director

Fiserv, Inc.

(262) 879-5966

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Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000 Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com